CKE RESTAURANTS, INC. DECLARES THIRD FISCAL QUARTER 2010
CASH DIVIDEND OF $0.06 PER SHARE OF COMMON STOCK

CARPINTERIA, Calif. – September 11, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors declared yesterday a third quarter dividend of $0.06 per share of common stock to be paid on November 23, 2009 to its stockholders of record at the close of business on November 2, 2009.

As of the end of its fiscal 2010 first quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,133 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,205 Carl’s Jr. restaurants and 1,915 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this press release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores; changes in economic conditions which may affect the Company’s business and stock price; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in consumer preferences and perceptions; changes in the price or availability of commodities; changes in the Company’s suppliers’ ability to provide quality products to the Company in a timely manner; the effect of the media’s reports regarding food-borne illnesses and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; increased insurance and/or self-insurance costs; the Company’s ability to select appropriate restaurant locations, construct new restaurants, complete remodels of existing restaurants and renew leases with favorable terms; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

Source: CKE Restaurants, Inc.

Investor Relations
CKE Restaurants, Inc.
805-745-7750